Exhibit 99.1
TUCOWS TO EXPAND DOMAIN COVERAGE TO OVER 200 TLDS
THROUGH ACQUISITION OF EPAG

TORONTO, CANADA August 2, 2011 - Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, announced today that it has acquired all the shares of EPAG Domainservices GmbH from QSC AG for approximately US$2.5 Million (€1.5 Million to purchase the shares and the settlement of a working capital adjustment of €0.25 Million) through an all-cash transaction.

EPAG, based in Bonn, Germany, is an ICANN-accredited registrar with over 400,000 domains under management and is notable for offering over 200 Top Level Domains (TLDs). Tucows plans to continue serving EPAG customers and resellers via existing EPAG tools and will also integrate EPAG's domain services into its own OpenSRS wholesale domain registration service.

"We believe combining the power of OpenSRS' 12,000 active resellers in over 120 countries with EPAG's ability to register such a broad range of TLDs will make OpenSRS unique in the industry," said Tucows President & CEO Elliot Noss. "We expect that the deep expertise in registry integration we gain from EPAG will add invaluable bench-strength to our team as we prepare for ICANN's roll-out of new TLDs."

This acquisition further strengthens OpenSRS' position as a leader in wholesale domain registration and extends its commitment to providing broad TLD coverage to its resellers. Currently OpenSRS manages 11 million domains across 33 TLDs. With this acquisition OpenSRS will now manage over 11.5 million domain names and by the end of the year OpenSRS resellers will have access to over 200 TLDs.

"We congratulate Tucows on their acquisition of EPAG and are confident that this change of ownership helps to accomplish the strategic goals of both QSC AG and EPAG", said Ingo Hattendorf, responsible for the transaction at QSC AG.

The acquisition of EPAG adds hundreds of new German-language resellers to the OpenSRS channel, providing Tucows access to a market to which it had relatively little exposure previously. Dave Woroch, Tucows' EVP Sales noted, "We are happy to welcome EPAG customers to OpenSRS and assure them they will continue to get the same great services and support they have come to expect from the EPAG team. Over time we look forward to providing additional features and services that can help EPAG customers grow their businesses."

About QSC AG

QSC AG, Cologne, is a service provider for voice and data communication, as well as ICT services. Established in 1997, the company has been focusing on small and mid-size business customers. QSC AG is the first provider to operate an Open Access platform in Germany, which unites a wide range of broadband technologies to offer national and international site networking, including Managed Services. QSC AG additionally supplies its customers and distribution partners with a comprehensive product portfolio that can be modularly adapted to every need. QSC AG was the first provider in Germany to build its own Next Generation Network (NGN), and therefore enjoys long years of experience in connection with IP-based telephony solutions, in particular. QSC AG has been listed on the TecDAX index since 2004. The QSC AG group employs a workforce of some 1,300 people.

For further information on QSC AG:

Claudia Isringhaus
Head of Corporate Communications, QSC AG
+49 (221) 6698-235
presse@qsc.de

About Tucows

Tucows is a global Internet services company. OpenSRS manages over eleven million domain names and millions of email boxes through a reseller network of over 11,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows Downloads.

More information can be found at http://tucowsinc.com.

For further information on Tucows:

Lawrence Chamberlain
TMX Equicom for Tucows Inc.
+1 (416) 815-0700 ext. 257
lchamberlain@equicomgroup.com

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, this release includes forward-looking statements regarding our expectations regarding the strength and uniqueness of the combined company.These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including Tucows’ ability to integrate EPAG as planned and Tucows’ ability to retain EPAG employees. For other factors that could affect these forward-looking statements, see Tucows’ Risk Factors sections of its filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.